JOINT FILING AGREEMENT

The undersigned hereby agree that this Schedule 13G (the Schedule 13G)
 with respect to the Common Shares,
no par value per share of DevvStream Corp. is, and any additional amendment thereto signed by each of the undersigned shall be, filed on behalf of each undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)
 under the Securities Exchange Act of 1934, as amended
(the Exchange Act),
and that all subsequent amendments to the Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is inaccurate.
It is understood and agreed that the joint filing of the
Schedule 13G shall not be construed as an admission that the persons named herein constitute a group for purposes of Regulation 13D-G of the Exchange Act, nor is a joint venture for purposes of the Investment Company Act of 1940, as amended.
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of March 25, 2026

Focus Impact Partners, LLC

By:	/s/ Wray Thorn
Name: Wray Thorn
Title:   Managing Member

By:	/s/ Carl Stanton
Name: Carl Stanton
Title:   Managing Member

/s/ Wray Thorn
Wray Thorn, individually



/s/ Carl Stanton
Carl Stanton, Individually